LEASE CONTRACT

Lessor （hereinafter referred to as Party A）：Fengling Wang

Lessee （hereinafter referred to as Party B）：Shanghai Baby-Fox Fashion Co., Ltd.

Party A and B have reached an agreement through friendly consultation to conclude the following contract.

Party A will lease to Party B the premises and attached facilities owned by itself for free which is located at Room 1501, No.98, 158th Lane, Baocheng Rd., Xinzhuang Town, Minhang District, Shanghai, China.

1. Lease term

The lease term will be from January 1st, 2008 to December 31, 2012.

2. Rent of RMB 60,000 is paid annually with RMB 5,000 each month.

3. Obligations of Party A and Party B

1） Party A will guarantee the lease right of the premises. Otherwise, Party A will be responsible to compensate party B‘s losses.

2） Party A will provide the premises and attached facilities on schedule to Party B for using. And Party A shall not interrupt Party B’s business without Party B’s permission.

3） Party B should take good care of the premises. Otherwise, Party B will be responsible for the damages caused by it.

4） Party B will bear the cost of utilities such as taxes, telephone communications, water, electricity, cleaners, property management, securities and temporary residence permit on time during the lease term.

4. Contract is effective with signatures and stamps of both Party A and Party B. Previous contracts are expired to use.

Party A’s Signature：	Party B’s Signature：

Fengling Wang	Shanghai Baby-Fox Fashion Co., Ltd.

　　Date : Januray 1st, 2008